10.17 Irrevocable Maximum Guarantee Letter , dated April 15, 2011, issued to China
Merchant Bank, Jinan Branch, by Mr. Xuchun Wang , for a RMB 10 million loan.
Ref. 2011 Nian Zhao Ji 60 Bao Zi No. 21110403
Guarantor: Wang Xuchun
Loaner: China Merchants Bank, Jinan Branch
Borrower: Shandong Xiangrui Pharmacy Co., Ltd
To ensure the performance of the borrower’s obligations and the effectuation of the loaner’s rights under the Credit Extension Agreement (Ref. 2011 Nian Zhao Ji 60 Zi No. 21110403) (Hereafter as “main contract”) entered between and by the borrower and the loaner dated April 15, 2011, the guarantor willing to bear the joint responsibility of guaranty as the maximum of RMB 10,000,000 Yuan from April 15, 2011 to April 14, 2012 under the main contract.
1. The Guaranty Contract is a Maximum Irrevocable Guaranty Contract.
1.1 The loaner could provide the loan to the borrower step by step and could grant other credit extension to the borrower during the term of the main contract. Each loan under the main contract shall be use for the specified purpose stipulated in each loan agreement.
1.2 The guarantor shall bear the joint responsibility in the guaranty scope when the Credit Extension Agreement expired. The guarantor shall bear the joint responsibility in the guaranty scope when the borrower is required to repay the loan by the loaner according to the main contract.
1.3 Any alteration of the main contract entered by the borrower and the loaner would be effective without any permission of the guarantor or any notice to the guarantor. The guarantor’s joint responsibility would not be influenced by the alteration.
1.4 Any alteration of the draft and letter of guarantee would be effective without any permission of the guarantor or any notice to the guarantor. The guarantor’s joint responsibility would not be influenced by the alteration.
2. Guaranty scope
The guaranty scope is the principal, interest, expense, default interest, damage, penalty, and other cost under the main contract as the maximum of RMB 10,000,000 Yuan, includes but not limits to fees of suit, fees of arbitration, fees of attachment, fees of assessment, fees of auction, fees of enforcement, fees of legal service.
3. Type of the guaranty
The guaranty is a joint responsibility guaranty.
4. Term of guaranty
The term of the guaranty responsibility is two years after the expired date of each specific credit extension term.

5. Independence
The guaranty contract is independent, valid, irrevocable and unconditional. The guaranty contract will still be effective even if any of other guarantees for the main contract was relieved.
6. The commitment of the guarantor
6.1 The guarantor has complete capacity under the PRC legislation and is available to offer guaranty for others as guarantor.
6.2 The guarantor has valid rights on his properties and the incomes and is competent to bear the responsibility of guaranty, without any bad credit record or any criminal record. The responsibility of guaranty shall not be lighten or avoid in the condition that the guarantor’s financial situation deteriorates or the guarantor enters into any contract with any other parties.
6.3 The guarantor knows and agrees all articles in the main contract. The guaranty is offered by the guarantor voluntarily and the guarantor’s declaration of will is real.
6.4 The guarantor commits that the aggregate amount of external guarantee would limited to the sum of the property owned by the guarantor until the guaranty contract expires.
6.5 The guarantor commits to inform the financial statement and the important decisions and alterations on the guarantor’s financial situation timely.
6.6 The guarantor commits that the financial statement and other files are all real and valid
6.7 The guarantor commits to issue the conformation letter as the loaner required.
6.8 Any alteration of the guarantor’s registration, organization structure, equity structure, management method and financial situation and any debt restructuring, major related transactions and others, would not affect the effectiveness of the guaranty contract. The guarantor shall notice the loaner timely if the guaranty ability of the guarantor is deteriorated by any alteration aforesaid.
6.9 All successors of the guarantor are bound by the guaranty contract as well. The obligations of the guarantor under the guaranty contract could only be transferred under the loaner’s approval.
6.10 The loaner is entitled to take the money from the account of the guarantor directly when the guarantor do not performance the obligations under the guaranty contract until the loan is fully paid off.
7. Abstention
In the valid term of the guaranty contract, any tolerant or moratorium of loaner shall not be deemed as abstention of the loaner to take action towards breach of the contact, under the guaranty contract.
8. Dispute Settlement
The parties all agreed that any dispute on the guaranty contract would be settled in the method which stipulated in the main contract.

9. Nomenclature
Each nomenclature used in the guaranty contract has the same understanding with which used in the main contract except specific explanation.
10. Notice
Any notice between the loaner and the guarantor shall be made in written. The notice send by the specific person shall be deemed as received when the addressee signed. The notice send by post letters shall be deemed as received 7days after mailed. The notice send by fax shall be deemed as received when the receiver’s fax system receives the fax.
The guarantor shall notice the loaner timely when the address of the guaranty is changed. If not, the guarantor shall bear the possible cost occurred on.
11. Effectiveness
The guaranty contract comes to effect since the date that it is signed by the guaranty, and the loaner.
12. Transaction of the loan
12.1 When the loaner’s rights under the main contract are transferred to a third party, the rights of the loaner under the guaranty contract are transferred to the third party as well.
12.2 When part of the loaner’s rights under the main contract are transferred to a third party, the relevant benefits of the loaner under the guaranty contract are transferred to the third party as well.
13. Miscellaneous
All the explanation of the articles in the guaranty contract has been noticed by the loaner to the guarantor to understand the meaning of the articles fully and exactly. There is no misrepresentation on the articles of the guaranty contract.
Execution Date: April 15, 2011
Loaner: China Merchants Bank, Jinan Branch
Guarantor: Wang Xuchun